Exhibit 99.1
FOR FURTHER INFORMATION:
AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com
MERCANTILE BANK CORPORATION ANNOUNCES
2008 THIRD QUARTER RESULTS
Grand Rapids, MI — October 14, 2008 — Mercantile Bank Corporation (NASDAQ: MBWM) reported net income of $1.1 million, or $0.13 per diluted share, for the third quarter of 2008 compared with net income of $2.4 million, or $0.28 per diluted share, for the third quarter of 2007. For the nine-month 2008 period, a net loss of $5.3 million, or $0.62 per diluted share, was recorded, compared with net income of $8.9 million, or $1.05 per diluted share, for the prior-year nine months.
Mercantile returned to profitability during the third quarter of 2008 after reporting net losses for the first two quarters of 2008, primarily reflecting a significantly lower provision for loan and lease losses. Mercantile’s year-to-date 2008 performance has been impacted by several factors: net interest margin compression resulting from the rapid interest rate decline that began during the third quarter of last year; sizable provisions for loan and lease losses taken in response to deteriorating asset quality; and write-downs on foreclosed properties to reflect lower estimated market values.
Chairman and CEO Michael Price commented, “While we continue to face some very strong headwinds with the economy and within the banking industry, it is gratifying to see that our aggressive approach to identifying and administering problem credits may be starting to yield results. Over a year ago, we became concerned with the deteriorating financial condition of certain borrowers and the status of underlying projects in our commercial real estate portfolio, especially within the residential real estate development segment. The early identification of problem loans has provided us the opportunity to closely work with our distressed borrowers, and during the third quarter we saw notable improvement in a number of larger relationships. Nonperforming and other delinquent loans remain at elevated levels, and further hard work remains. However, we are pleased with our progress thus far. We are cautiously optimistic that we are near the peak in asset quality challenges, but we remain appropriately reserved and vigilant.”
Mr. Price continued, “A second priority has been to improve our net interest margin, which has been impacted by the series of aggressive interest rate cuts implemented by the Federal Reserve beginning in September 2007 and continuing through April 2008, as well as by an elevated level of nonperforming assets and price competition for loans and deposits. This quarter, we began to reverse the decline with a 15 basis point improvement in the net interest margin over the second quarter. A steady prime rate and the initial benefits of several loan-pricing initiatives have stabilized our loan yield, while our cost of funds continues to decline.”
“Although we were hopeful the improved trend would continue, last week’s 50 basis point prime rate reduction will once again negatively impact our net interest margin over the near term. Further anticipated declines in our cost of funds are expected to largely offset the impact of the prime rate cut, and a relatively steady rather than improving net interest margin is the likely fourth quarter outcome. We expect the loan pricing initiatives that were initiated during the third quarter to increase in scope and value in future periods. However, the extreme volatility in financial markets makes it difficult to forecast net interest income and the net interest margin with any precision.”
“The outstanding performance of our employees throughout this critical period has made a huge difference in the results we’ve been able to achieve. Our employees continue to provide our customers with an exceptional banking experience, and the difficult banking environment has provided us the opportunity to strengthen our position within our markets. We continue to see much more rational commercial loan pricing and terms, which should positively impact our earnings performance in future periods.”
Operating Results
Third quarter 2008 total revenue, consisting of net interest income plus noninterest income, was $13.5 million, down 12.9 percent from the $15.6 million reported for the prior-year third quarter. Net interest income totaled $11.7 million, a decline of $2.3 million, or 16.5 percent, from the $14.1 million generated in the year-ago quarter. The net interest margin declined from 2.86 percent in the prior-year third quarter to 2.30 percent in the current-year third quarter, a decrease of 56 basis points, or 19.6 percent. The negative impact of the lower net interest margin on net interest income was partially offset by an $81.7 million increase in average earning assets. Noninterest income was $1.8 million in the third quarter of 2008, up $0.3 million, or 20.6 percent, from the $1.5 million reported in last year’s third quarter, primarily due to increased service charge and bank-owned life insurance policy income.
The provision for loan and lease losses totaled $17.2 million for the first nine months of 2008, including $1.9 million expensed during the third quarter. In comparison, the provision expense equaled $6.2 million during the first nine months of 2007, including $2.8 million recorded in the third quarter. The larger provision expense recognized during the first nine months of 2008 reflects a higher level of net loan and lease charge-offs and loan and lease growth in 2008. In addition, higher reserve levels relative to the prior year were necessary to provide for possible future losses in the existing loan and lease portfolio. The allowance for loan and lease losses equaled 1.58 percent of total loans and leases as of September 30, 2008, compared to 1.73 percent at June 30, 2008, and 1.38 percent at September 30, 2007.
Noninterest expense for the third quarter of 2008 was $10.5 million, an increase of $0.9 million, or 9.9 percent, over the prior-year third quarter. Compared with the second quarter of 2008, third quarter noninterest expense declined $0.3 million, or 2.4 percent. For the first nine months of 2008, noninterest expense was $31.6 million, up $3.3 million, or 11.5 percent, from $28.3 million for the same time period in 2007. A majority of the 2008 noninterest expense growth relates to costs associated with the administration and resolution of problem assets, including legal expenses, property tax payments, appraisal costs, and write-downs on foreclosed properties. These costs totaled $2.3 million during the first nine months of 2008, including $0.8 million expensed during the third quarter of 2008. By comparison, costs related to problem assets totaled $0.6 million for the first nine months of 2007, with $0.3 million of costs incurred in the third quarter. Write-downs on foreclosed properties accounted for $0.9 million of the $2.3 million in costs related to problem assets incurred during the first nine months of 2008.
Asset Quality
“While we saw a small increase in the level of nonperforming assets in the third quarter, the rate of increase was considerably lower than over the past several quarters,” noted Mr. Price. “The marked slowdown in borrowing relationships that deteriorated to nonperforming status had a positive impact on our provision expense for the third quarter. However, the majority of our nonperforming loans are real estate-related, secured by collateral that has illiquid characteristics in the current market. Updated appraisals often reflect significant declines from the original estimated values, requiring additional reserves for potential future loan and lease losses.”
At September 30, 2008, nonperforming assets totaled $47.8 million, or 2.17 percent of total assets, up from $46.6 million (2.16 percent of total assets) at June 30, 2008 and $25.9 million (1.23 percent of total assets) at September 30, 2007. Approximately 36 percent of nonperforming loans were contractually current on payments as of September 30, 2008. The net increase in nonperforming assets during the third quarter of 2008 was $1.2 million, reflecting the addition of $11.5 million of new nonperforming loans, less the return of loans to accruing status, loan paydowns, sales of foreclosed real estate and write-downs of foreclosed properties totaling $6.6 million and net loan and lease charge-offs of $3.7 million.
Commercial-related nonperforming assets were $26.7 million as of September 30, 2008, compared to $28.7 million as of June 30, 2008. Nonperforming loans and foreclosed properties associated with the development and construction of residential real estate totaled $15.9 million, with an additional $5.2 million in nonperforming loans secured by, and foreclosed properties consisting of, residential properties at September 30, 2008. At June 30, 2008, the levels were $14.7 million and $3.2 million, respectively.

Net loan and lease charge-offs in the third quarter of 2008 were $4.3 million, or an annualized 0.91 percent of average total loans and leases, compared to $4.3 million (0.95 percent) and $5.0 million (1.11 percent) during the second and first quarters of 2008, respectively. Net loan and lease charge-offs associated with commercial-related loans and residential-related loans totaled $3.6 million and $0.7 million during the third quarter, and $10.0 million and $3.6 million during the first nine months of 2008, respectively. Of the $4.5 million in gross loan and lease charge-offs during the third quarter, approximately $3.0 million, or 66 percent, reflect the charge-off of specific reserves that were created through provisions for loan and lease losses in prior quarters.
Balance Sheet
Total assets were $2.21 billion as of September 30, 2008, an increase of $100.9 million, or 4.8 percent, since September 30, 2007. Total loans and leases increased $73.8 million, or 4.1 percent, over the past twelve months, with $30.0 million of the growth occurring in the third quarter of 2008. Approximately 72 percent of Mercantile’s loan portfolio is secured by real estate, with construction and land development loans accounting for $277.4 million, or 14.8 percent of total loans and leases. Deposits totaled $1.58 billion as of September 30, 2008, a decline of $65.3 million since September 30, 2007, in part reflecting the shifting of a portion of brokered deposits into lower-rate Federal Home Loan Bank advances, which increased $150.0 million over the past twelve months.
Shareholders’ equity totaled $171.3 million at September 30, 2008, a decline of $6.8 million, or 3.8 percent, from the level of equity at December 31, 2007. Total shares outstanding at the end of the third quarter of 2008 were 8,532,535. The Bank remains “well-capitalized” under regulatory capital requirements, with a total risk-based capital ratio of 10.9 percent as of September 30, 2008. The Bank’s total regulatory capital equaled $226.1 million at September 30, 2008, approximately $15.3 million in excess of the amount required to provide for the minimum “well-capitalized”.
In conclusion, Mr. Price commented, “Our third quarter results represent a significant improvement over the previous three quarters. While we expect the third quarter is the beginning of a trend, the future is difficult to predict due to the unprecedented challenges facing the banking industry. Our focus on asset quality remains unwavering, and we believe we are well-positioned to weather this difficult period.”
About Mercantile Bank Corporation
Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Headquartered in Grand Rapids, the Bank provides a wide variety of commercial banking services through its five full-service banking offices in greater Grand Rapids, and its full-service banking offices in Holland, Lansing, Ann Arbor and Oakland County, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
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Mercantile Bank Corporation
Third Quarter 2008 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30,	DECEMBER 31,	SEPTEMBER 30,
	2008	2007	2007
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$25,694,000	$29,138,000	$28,764,000
Short-term investments	87,000	292,000	534,000
Federal funds sold	4,820,000	0	0

Total cash and cash equivalents	30,601,000	29,430,000	29,298,000

Securities available for sale	144,019,000	136,673,000	135,243,000
Securities held to maturity	64,002,000	65,330,000	64,863,000
Federal Home Loan Bank stock	15,681,000	9,733,000	7,534,000

Loans and leases	1,870,799,000	1,799,880,000	1,796,962,000
Allowance for loan and lease losses	(29,511,000)	(25,814,000)	(24,857,000)

Loans and leases, net	1,841,288,000	1,774,066,000	1,772,105,000

Premises and equipment, net	32,958,000	34,351,000	34,492,000
Bank owned life insurance policies	41,459,000	39,118,000	32,962,000
Accrued interest receivable	9,044,000	9,957,000	11,143,000
Other assets	28,307,000	22,745,000	18,787,000

Total assets	$2,207,359,000	$2,121,403,000	$2,106,427,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$109,154,000	$133,056,000	$121,336,000
Interest-bearing	1,466,559,000	1,458,125,000	1,519,648,000

Total deposits	1,575,713,000	1,591,181,000	1,640,984,000

Securities sold under agreements to repurchase	105,986,000	97,465,000	88,683,000
Federal funds purchased	0	13,800,000	3,300,000
Federal Home Loan Bank advances	285,000,000	180,000,000	135,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	19,393,000	4,013,000	3,839,000
Accrued interest and other liabilities	16,929,000	23,799,000	23,907,000

Total liabilities	2,036,011,000	1,943,248,000	1,928,703,000

SHAREHOLDERS’ EQUITY
Common stock	172,480,000	172,938,000	172,793,000
Retained earnings (deficit)	(1,593,000)	4,948,000	6,037,000
Accumulated other comprehensive income (loss)	461,000	269,000	(1,106,000)

Total shareholders’ equity	171,348,000	178,155,000	177,724,000

Total liabilities and shareholders’ equity	$2,207,359,000	$2,121,403,000	$2,106,427,000

Mercantile Bank Corporation
Third Quarter 2008 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED	THREE MONTHS ENDED	NINE MONTHS ENDED	NINE MONTHS ENDED
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

INTEREST INCOME
Loans and leases, including fees	$27,161,000	$34,077,000	$82,707,000	$101,012,000
Investment securities	2,641,000	2,530,000	8,067,000	7,521,000
Federal funds sold	40,000	168,000	157,000	343,000
Short-term investments	1,000	5,000	6,000	13,000

Total interest income	29,843,000	36,780,000	90,937,000	108,889,000

INTEREST EXPENSE
Deposits	14,180,000	19,357,000	46,144,000	57,361,000
Short term borrowings	483,000	900,000	1,506,000	2,598,000
Federal Home Loan Bank advances	2,839,000	1,759,000	7,834,000	4,343,000
Long term borrowings	613,000	713,000	1,750,000	2,104,000

Total interest expense	18,115,000	22,729,000	57,234,000	66,406,000

Net interest income	11,728,000	14,051,000	33,703,000	42,483,000

Provision for loan and lease losses	1,900,000	2,800,000	17,200,000	6,170,000

Net interest income after provision for loan and lease losses	9,828,000	11,251,000	16,503,000	36,313,000

NONINTEREST INCOME
Service charges on accounts	488,000	402,000	1,472,000	1,184,000
Other income	1,329,000	1,105,000	3,993,000	3,152,000

Total noninterest income	1,817,000	1,507,000	5,465,000	4,336,000

NONINTEREST EXPENSE
Salaries and benefits	5,584,000	5,425,000	17,031,000	17,330,000
Occupancy	967,000	881,000	2,899,000	2,462,000
Furniture and equipment	482,000	530,000	1,502,000	1,524,000
Other expense	3,480,000	2,734,000	10,187,000	7,032,000

Total noninterest expense	10,513,000	9,570,000	31,619,000	28,348,000

Income (loss) before federal income tax expense (benefit)	1,132,000	3,188,000	(9,651,000)	12,301,000

Federal income tax expense (benefit)	53,000	821,000	(4,380,000)	3,430,000

Net income (loss)	$1,079,000	$2,367,000	$(5,271,000)	$8,871,000

Basic earnings (loss) per share	$0.13	$0.28	($0.62)	$1.05

Diluted earnings (loss) per share	$0.13	$0.28	($0.62)	$1.05

Average basic shares outstanding	8,472,569	8,458,601	8,468,951	8,450,524

Average diluted shares outstanding	8,530,347	8,491,612	8,468,951	8,488,226

Mercantile Bank Corporation
Third Quarter 2008 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly
	2008	2008	2008	2007	2007	Year-To-Date
(dollars in thousands except per share data)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2008	2007

EARNINGS
Net interest income	$11,728	10,592	11,383	13,074	14,051	33,703	42,483
Provision for loan and lease losses	$1,900	6,200	9,100	4,900	2,800	17,200	6,170
Noninterest income	$1,817	1,758	1,890	1,534	1,507	5,465	4,336
Noninterest expense	$10,513	10,777	10,329	10,008	9,570	31,619	28,348
Net income (loss)	$1,079	(2,612)	(3,738)	95	2,367	(5,271)	8,871
Basic earnings (loss) per share	$0.13	(0.31)	(0.44)	0.01	0.28	(0.62)	1.05
Diluted earnings (loss) per share	$0.13	(0.31)	(0.44)	0.01	0.28	(0.62)	1.05
Average basic shares outstanding	8,472,569	8,469,097	8,465,148	8,462,260	8,458,601	8,468,951	8,450,524
Average diluted shares outstanding	8,530,347	8,469,097	8,465,148	8,485,035	8,491,612	8,468,951	8,488,226

PERFORMANCE RATIOS
Return on average assets	0.20%	(0.49%)	(0.71%)	0.02%	0.45%	(0.33%)	0.57%
Return on average common equity	2.53%	(6.09%)	(8.44%)	0.21%	5.32%	(4.06%)	6.78%
Net interest margin (fully tax-equivalent)	2.30%	2.15%	2.33%	2.64%	2.86%	2.26%	2.94%
Efficiency ratio	77.62%	87.26%	77.82%	68.51%	61.51%	80.73%	60.55%
Full-time equivalent employees	307	318	317	306	302	307	302

CAPITAL
Period-ending equity to assets	7.76%	7.75%	8.24%	8.40%	8.44%	7.76%	8.44%
Tier 1 leverage capital ratio	9.34%	9.50%	9.69%	9.97%	10.06%	9.34%	10.06%
Tier 1 risk-based capital ratio	9.61%	9.71%	10.05%	10.14%	10.19%	9.61%	10.19%
Total risk-based capital ratio	10.86%	10.96%	11.33%	11.39%	11.40%	10.86%	11.40%
Book value per share	$20.08	19.66	20.43	20.89	20.96	20.08	21.00
Cash dividend per share	$0.04	0.08	0.15	0.14	0.14	0.27	0.41

ASSET QUALITY
Gross loan charge-offs	$4,462	4,431	5,137	3,988	795	14,030	3,287
Net loan charge-offs	$4,271	4,275	4,957	3,943	743	13,503	2,724
Net loan charge-offs to average loans	0.91%	0.95%	1.11%	0.87%	0.17%	0.99%	0.21%
Allowance for loan and lease losses	$29,511	31,881	29,957	25,814	24,857	29,511	24,857
Allowance for losses to total loans	1.58%	1.73%	1.67%	1.43%	1.38%	1.58%	1.38%
Nonperforming loans	$42,047	43,297	35,259	29,809	23,070	42,047	23,070
Other real estate and repossessed assets	$5,743	3,322	5,371	5,895	2,820	5,743	2,820
Nonperforming assets to total assets	2.17%	2.16%	1.92%	1.68%	1.23%	2.17%	1.23%

END OF PERIOD BALANCES
Loans and leases	$1,870,799	1,840,793	1,794,310	1,799,880	1,796,962	1,870,799	1,796,962
Total earning assets (before allowance)	$2,099,408	2,048,703	2,006,373	2,011,908	2,005,136	2,099,408	2,005,136
Total assets	$2,207,359	2,163,354	2,115,948	2,121,403	2,106,427	2,207,359	2,106,427
Deposits	$1,575,713	1,544,704	1,554,750	1,591,181	1,640,984	1,575,713	1,640,984
Shareholders’ equity	$171,348	167,713	174,295	178,155	177,724	171,348	177,724

AVERAGE BALANCES
Loans and leases	$1,852,848	1,812,898	1,793,726	1,791,510	1,773,151	1,819,944	1,756,688
Total earning assets (before allowance)	$2,073,787	2,029,494	2,015,210	2,006,940	1,992,075	2,039,622	1,970,420
Total assets	$2,172,859	2,125,731	2,115,468	2,104,212	2,096,597	2,138,152	2,076,983
Deposits	$1,550,544	1,531,853	1,578,545	1,618,825	1,632,153	1,553,636	1,640,838
Shareholders’ equity	$169,241	171,902	177,632	178,583	176,482	172,912	174,993